EXHIBIT 99.1

For Immediate Release

American Science and Engineering, Inc. Reports Results for

Fourth Quarter and Fiscal Year 2016 and Declares Quarterly Dividend

•                  Net loss of $2.7 million for fourth quarter includes a charge of $1.3 million (equal to $0.12 earnings per share) related to previously announced cost containment actions.

•                  Net loss of $3.2 million for fiscal year 2016 includes $3.1 million of charges (equal to $0.26 earnings per share) related to the corporate realignment and cost containment actions which occurred during the year.

•                  Free cash flow of $6.8 million in fiscal year 2016 vs. ($13.7) million in fiscal year 2015, defined as cash flow from operations less capital expenditures.

•                  Year-to date bookings for fiscal year 2016 increased by 35% to $121.0 million vs. $89.6 million in fiscal year 2015; book-to-bill ratio of 1.17 for fiscal year 2016.

•                  Backlog at the end of fiscal year 2016 increased by 11% to $154.1 million vs. $138.3 million at the end of fiscal year 2015.

•                  Quarterly dividend declared of $0.50 per share, payable on June 1, 2016.

BILLERICA, Mass. — May 9, 2016 — American Science and Engineering, Inc. (NASDAQ: ASEI) (“AS&E”), a leading worldwide supplier of innovative X-ray inspection solutions, today reported its financial results for the fourth quarter and fiscal year ended March 31, 2016. The Company reported revenues of $24.2 million as compared with revenues of $31.2 million for the fourth quarter of fiscal year 2015, a net loss of $2.7 million compared with net income of $0.9 million for the fourth quarter of fiscal year 2015, and a loss per share of $0.38, inclusive of a $1.3 million charge (equal to $0.12 earnings per share) related to the cost containment action taken in the quarter as compared with earnings per share of $0.12 for the fourth quarter of fiscal year 2015.

For the fiscal year ended March 31, 2016, the Company reported revenues of $103.0 million as compared with revenues of $126.8 million for the prior fiscal year, a net loss of $3.2 million, inclusive of $3.1 million of charges (equal to $0.26 earnings per share) related to the corporate realignment and cost containment actions which occurred in fiscal year 2016, compared with net income of $1.0 million for the prior fiscal year, and a loss per share of $0.45 as compared with earnings per share of $0.13 for the prior fiscal year.

The Company reported $24.0 million in bookings for the fourth quarter of fiscal year 2016 as compared with $31.3 million in bookings for the fourth quarter of the prior fiscal year, and $121.0 million in bookings for the fiscal year ended March 31, 2016 as compared with $89.6 million in bookings for the prior fiscal year, representing a 35% increase. Backlog on March 31, 2016 was $154.1 million as compared to $138.3 million on March 31, 2015.

“We achieved strong year-over-year increases in bookings and backlog and returned to positive free cash flow in fiscal year 2016,” commented Chuck Dougherty, AS&E’s President and Chief Executive Officer. “Organic investment has enabled us to complete an extensive revitalization of our product portfolio to expand the application reach of our technology and strengthen our family of solutions by leveraging multiple, complementary technologies.”

Dougherty continued, “Although external factors continued to adversely impact our results throughout the year, we responded by reducing operating expenses to align with the size and composition of the business. We believe that these cost containment actions — combined with the growth in bookings, the strength of our backlog, and our revitalized product and services portfolio — position us well to return to profitability as we enter fiscal year 2017. We remain committed to enhancing shareholder value and improving our results by managing operating costs and monitoring the global business environment as we continue to drive execution of our strategic initiatives.”

The Company’s Board of Directors has declared a quarterly cash dividend of $0.50 per share, payable on June 1, 2016 to the holders of record of the Company’s common stock at the close of business on May 23, 2016.  The Company paid a quarterly dividend of $0.50 per share throughout fiscal year 2016.

Presentation of Non-GAAP Financial Measure

This earnings release includes a presentation of free cash flow, a non-GAAP financial measure, defined as cash flow from operations less capital expenditures of $0.8 million for the fourth quarter of fiscal year 2016 and $1.6 million for the fiscal year 2016.

Conference Call and Webcast Information

Chuck Dougherty, President and Chief Executive Officer, and Diane Basile, Senior Vice President, Chief Financial Officer and Treasurer, will host a conference call and simultaneous webcast to discuss the results and respond to questions.  The conference call and webcast are scheduled for Monday, May 9, 2016 at 4:30 p.m. ET.

To participate in the conference call, dial (877) 303-9143; please dial in at least 10 minutes prior to its starting time. For international participants, please dial (760) 536-5194. The conference identification number is 4512698. You will be placed on hold until the conference call is ready to begin. The live webcast and presentation can be accessed at http://edge.media-server.com/m/p/r2cjusou.

An audio replay of the teleconference will be available, in its entirety, starting Monday, May 9, 2016 at 7:30 p.m. ET for a one-week period by dialing (855) 859-2056.  Internationally, please dial (404) 537-3406. The conference identification number is 4512698. The replay and presentation will be available through the Company’s website at http://ir.as-e.com/events.cfm.

About AS&E

American Science and Engineering, Inc. (AS&E) is the trusted global provider of threat and contraband detection solutions for ports, borders, military, critical infrastructure, law enforcement, and aviation. With over 50 years of experience, AS&E offers proven, advanced, X-ray inspection systems to combat terrorism, drug smuggling, illegal immigration and trade fraud. AS&E systems are designed in a variety of configurations for cargo and vehicle inspection, parcel inspection, and personnel screening. Using a combination of technologies, these systems provide superior detection capabilities, with high-energy, dual-energy, and Z Backscatter™ X-rays — pioneered by AS&E. Learn more about AS&E products and technologies at www.as-e.com or follow us on Twitter @ase_detects).

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
dana@redjavelin.com	lberman@as-e.com
978-440-8392	978-262-8713

Safe Harbor Statement: The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws.  AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  future delays in federal funding, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations and market and general economic conditions. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s most recent Form 10-Q and Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Fiscal Year Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Total net sales and contract revenues	$24,233	$31,167	$102,987	$126,750

Total cost of sales and contracts	15,679	17,164	56,757	69,488
Gross profit	8,554	14,003	46,230	57,262

Expenses:
Selling, general and administrative	7,103	7,771	29,838	32,707
Research and development costs	5,506	5,298	21,722	23,390
Total operating expenses	12,609	13,069	51,560	56,097

Operating income (loss)	(4,055)	934	(5,330)	1,165
Interest and other income (expense), net	21	(30)	(177)	(118)
Income (loss) before provision for (benefit from) income taxes	(4,034)	904	(5,507)	1,047
Provision for (benefit from) income taxes	(1,300)	27	(2,258)	68

Net income (loss)	$(2,734)	$877	$(3,249)	$979

Income (loss) per share - Basic	$(0.38)	$0.12	$(0.45)	$0.13
Income (loss) per share - Diluted	$(0.38)	$0.12	$(0.45)	$0.13

Weighted average shares - Basic	7,158	7,288	7,161	7,723
Weighted average shares - Diluted	7,158	7,289	7,161	7,729

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2016	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$81,571	$68,835
Restricted cash	6,809	6,193
Short-term investments, at fair value	—	24,533
Accounts receivable, net	19,086	22,124
Unbilled costs and fees	2,250	1,848
Inventories, net	38,440	40,983
Other current assets	7,755	13,187
Total current assets	155,911	177,703

Non-current assets:
Equipment and leasehold improvements, net	6,477	8,711
Restricted cash	437	208
Other assets	8,404	6,486
Total assets	$171,229	$193,108

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$5,327	$7,200
Customer deposits	12,787	13,956
Deferred revenue	8,700	7,355
Other current liabilities	7,942	12,664
Total current liabilities	34,756	41,175

Non-current liabilities:
Deferred revenue	4,508	1,019
Other non-current liabilities	842	507
Total liabilities	40,106	42,701

Stockholders’ equity	131,123	150,407
Total liabilities and stockholders’ equity	$171,229	$193,108

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Fiscal Year Ended
	March 31, 2016	March 31,2015
Cash flows from operating activities:
Net income (loss)	$(3,249)	$979
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	3,619	4,565
Provision for contracts, inventory, and accounts receivable reserves	1,220	674
Amortization of bond premium	72	832
Deferred income taxes	257	2,655
Stock compensation expense	1,607	2,771
Other	213	(49)

Changes in assets and liabilities:
Accounts receivable	2,566	12,183
Unbilled costs and fees	(402)	643
Inventories	1,795	(8,271)
Prepaid expenses and other assets	3,257	(5,237)
Accounts payable	(1,873)	(3,418)
Accrued income taxes	—	(2,338)
Customer deposits	(1,169)	(2,633)
Deferred revenue	4,834	(6,501)
Accrued expenses and other liabilities	(4,387)	(7,991)
Net cash provided by (used for) operating activities	8,360	(11,136)

Cash flows from investing activities:
Purchases of short-term investments	—	(29,211)
Proceeds from sales and maturities of short-term investments	24,472	92,471
Purchases of property and equipment	(1,598)	(2,580)
Net cash provided by investing activities	22,874	60,680

Cash flows from financing activities:
(Increase) decrease in restricted cash and investments	(845)	8,515
Proceeds from exercise of stock options	—	1,074
Repurchase of shares of common stock	(3,131)	(36,472)
Repayment of leasehold financing	—	(653)
Payment of common stock dividend	(14,453)	(15,607)
Increase in income taxes due to the tax benefit on share based compensation	(69)	291
Cash used for financing activities	(18,498)	(42,852)

Net increase in cash and cash equivalents	12,736	6,692
Cash and cash equivalents at beginning of year	68,835	62,143
Cash and cash equivalents at end of year	$81,571	$68,835